Exhibit 99.1

CVR Energy Reports First Quarter 2022 Results
and Announces a Cash Dividend of 40 cents

•Declared a first quarter 2022 cash dividend of 40 cents per share
•Will receive $9 million from CVR Partners’ declared first quarter 2022 cash distribution of $2.26 per common unit
•Completed Wynnewood refinery turnaround on time and on budget
•Successfully completed conversion and startup of Wynnewood’s renewable diesel unit

SUGAR LAND, Texas (May 2, 2022) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced net income of $94 million, or 93 cents per diluted share, on net sales of $2.4 billion for the first quarter of 2022, compared to a net loss of $39 million, or 39 cents per diluted share, on net sales of $1.5 billion for the first quarter of 2021. First quarter 2022 EBITDA was $278 million, compared to first quarter 2021 EBITDA of less than $1 million.

“CVR Energy reported solid results for the 2022 first quarter as the fundamentals for both the refining and fertilizer sectors continued to improve,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “Our Petroleum Segment’s first quarter results were driven by increased crude oil pricing and widening Group 3 2-1-1 crack spreads offset by elevated Renewable Identification Number (RIN) pricing. CVR Energy also announced a first quarter 2022 cash dividend of 40 cents per share and continued to advance its renewables restructuring plan.

“CVR Partners achieved strong first quarter results led by robust global industry conditions and declared a first quarter 2022 cash distribution of $2.26 per common unit,” Lamp said. “The U.S. spring crop planting season is progressing and we expect industry conditions to remain firm for the remainder of 2022.”

Petroleum

The Petroleum Segment reported first quarter 2022 operating income of $130 million on net sales of $2.2 billion, compared to an operating loss of $115 million on net sales of $1.4 billion in the first quarter of 2021.

Refining margin per total throughput barrel was $16.75 in the first quarter of 2022, compared to $3.05 during the same period in 2021. The increase in refining margin of $246 million was primarily due to an increase in product crack spreads and an increase in crude oil prices. The Group 3 2-1-1 crack spread increased by $5.87 per barrel relative to the first quarter of 2021, driven by increasing refined product demand, tight inventory levels and supply concerns due to the ongoing Russia-Ukraine conflict. Throughput volumes improved by 11,251 barrels per day (“bpd”) due to plant outages in the prior period resulting from weather events. Offsetting these impacts, the Petroleum Segment recognized costs to comply with the Renewable Fuel Standard (“RFS”) of $88 million, or $4.93 per throughput barrel, which excludes the RINs revaluation impact of $19 million, or $1.08 per total throughput barrel, for the first quarter of 2022. This is compared to RFS compliance costs of $66 million, or $3.97 per throughput barrel, which excludes the RINs revaluation impact of $111 million, or $6.65 per total throughput barrel, for the first quarter of 2021. The increase in RFS compliance costs in 2022 was primarily related to higher RIN prices and a higher renewable volume obligation for the first quarter of 2022 compared to the 2021 period. The RINs revaluation impact decreased in 2022 as a result of decreased volatility in RIN prices for the current period. The Petroleum Segment also recognized a first quarter 2022 derivative net gain of $8 million, or 47 cents per total throughput barrel, compared to a derivative loss of $32 million, or $1.90 per total throughput barrel, for the first quarter of 2021. Included in this derivative net gain for the first quarter of 2022 was a $5 million unrealized gain, compared to a $43 million unrealized loss for the first quarter of 2021. Further, crude oil prices rose during the quarter, which led to a favorable inventory valuation impact of $133 million, or $7.51 per total throughout barrel, compared to a favorable inventory valuation impact of $66 million, or $3.93 per total throughput barrel, during the first quarter of 2021.

First quarter 2022 combined total throughput was approximately 197,000 bpd, compared to approximately 186,000 bpd of combined total throughput for the first quarter of 2021. This increase was primarily attributable to improved throughputs as a result of Winter Storm Uri in the prior period.

Nitrogen Fertilizer

The Nitrogen Fertilizer Segment reported operating income of $104 million on net sales of $223 million for the first quarter of 2022, compared to an operating loss of $14 million on net sales of $61 million for the first quarter of 2021.

First quarter 2022 average realized gate prices for urea ammonia nitrate (“UAN”) showed an improvement over the prior year, up 212 percent to $496 per ton, and ammonia was up 252 percent over the prior year to $1,055 per ton. Average realized gate prices for UAN and ammonia were $159 and $300 per ton, respectively, for the first quarter of 2021.

CVR Partners, LP’s (“CVR Partners”) fertilizer facilities produced a combined 187,000 tons of ammonia during the first quarter of 2022, of which 52,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 317,000 tons of UAN. During the first quarter 2021, the fertilizer facilities produced 188,000 tons of ammonia, of which 70,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 272,000 tons of UAN.

Corporate

The Company reported an income tax expense of $34 million, or 18.0 percent of income before income taxes, for the three months ended March 31, 2022, as compared to an income tax benefit of $42 million, or 43.3 percent of loss before income taxes, for the three months ended March 31, 2021. The fluctuation in income tax was due primarily to changes in pretax earnings and earnings attributable to noncontrolling interest. The year-over-year decrease in effective income tax rate was due primarily to the relationship between pretax results, earnings attributable to noncontrolling interest and state income taxes generated.

Cash, Debt and Dividend

Consolidated cash and cash equivalents were $676 million at March 31, 2022, an increase of $166 million from December 31, 2021. Consolidated total debt and finance lease obligations were $1.6 billion at March 31, 2022, including $546 million held by the Nitrogen Fertilizer Segment.

On February 22, 2022, CVR Partners redeemed all of the outstanding $65 million in aggregate principal amount of its 9.25% Senior Secured Notes, due June 2023, at par and settled accrued interest of approximately $1 million through the date of redemption.

CVR Energy also announced a first quarter 2022 cash dividend of 40 cents per share. The dividend, as declared by CVR Energy’s Board of Directors, will be paid on May 23, 2022, to stockholders of record as of May 13, 2022.

Today, CVR Partners announced that the Board of Directors of its general partner declared a first quarter 2022 cash distribution of $2.26 per common unit, which will be paid on May 23, 2022, to common unitholders of record as of May 13, 2022.

Corporate Structure

On February 22, 2022, in connection with our focus on decarbonization, we announced that our Board of Directors had approved a plan to restructure our business to segregate our renewables business. As part of this restructuring, in the first quarter of 2022, we formed 16 new indirect, wholly owned subsidiaries (“NewCos”) of CVR Energy. Over the coming year, the Company intends to evaluate the transfer of certain assets to these NewCos to, among other purposes, better align our organizational structure with management, financial reporting and our goal to maximize our renewables focus. At the present time, we expect the restructuring to be completed during the first quarter of 2023.

First Quarter 2022 Earnings Conference Call

CVR Energy previously announced that it will host its first quarter 2022 Earnings Conference Call on Tuesday, May 3, at 1 p.m. Eastern. The Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The first quarter 2022 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/t6hq57yj. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13728976.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: receipt of CVR Partners’ cash distributions; improvement of refining and fertilizer sector fundamentals; crude oil and RIN pricing; crack spreads; global fertilizer industry conditions; progression of the spring crop planting season; operating income; net sales; refining margin; refined product demand; inventory levels, including the tightness thereof; impacts of plant outages and weather events on throughput volume; renewables initiatives; conversion of hydrocrackers at Wynnewood and Coffeyville and/or feed pre-treaters, including the completion, operation, capacities, timing, costs, optionality and benefits thereof; segregation of our renewables business and the timing and scope of asset transfers in connection with the related restructuring; strategic optionality; margins, spreads and economics relating to renewables; carbon capture; decarbonization; ammonia utilization rates; crop and industry conditions; UAN, ammonia and fertilizer demand, pricing and sales volumes; ammonia upgrades; cost to comply with the Renewable Fuel Standard, RIN prices and valuation of our net RVO; derivative activities and gains or losses associated therewith; tax rates and expense; dividends and distributions, including the timing, payment and amount (if any) thereof; total throughput, direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; continued safe and reliable operations; 45Q credits (if any) including the amount, timing and receipt thereof; the expected timing and completion of turnaround projects; natural gas and global energy costs; exports; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including the health and economic effects of the COVID-19 pandemic and any variant thereof, the rate of any economic improvement, demand for fossil fuels, price volatility of crude oil, other feedstocks and refined products (among others); the ability of the Company to pay cash dividends and CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing, or compliance with new, laws and regulations and potential liabilities arising therefrom; impacts of planting season on CVR Partners; general economic and business conditions; political disturbances, geopolitical instability and tensions, and associated changes in global trade policies and economic sanctions, including, but not limited to, in connection with Russia’s invasion of Ukraine in February 2022; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewables, petroleum refining and marketing business as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners. CVR Energy subsidiaries serve as the general partner and own 37 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the period ended March 31, 2022:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin, adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories purchased in prior periods and lower of cost or net realizable value adjustments, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly-traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Adjusted EBITDA, Adjusted Petroleum EBITDA and Adjusted Nitrogen Fertilizer EBITDA - EBITDA, Petroleum EBITDA and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

Net Debt and Finance Lease Obligations - Net debt and finance lease obligations is total debt and finance lease obligations reduced for cash and cash equivalents.

Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer - Total debt and net debt and finance lease obligations is calculated as the consolidated debt and net debt and finance lease obligations less the Nitrogen Fertilizer Segment’s debt and net debt and finance lease obligations as of the most recent period ended divided by EBITDA exclusive of the Nitrogen Fertilizer Segment for the most recent twelve-month period.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly-traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Petroleum Segment

Coffeyville Refinery - During the three months ended March 31, 2022, we capitalized $1 million related to the pre-planning phase of a major planned turnaround that is currently expected to be commence in the spring of 2023.

Wynnewood Refinery - The Petroleum Segment’s Wynnewood Refinery’s major planned turnaround began in late February 2022 and was completed in early April 2022. The pre-planning phase began during the first quarter of 2021. During the three months ended March 31, 2022 and 2021, we capitalized $63 million and $1 million, respectively.

Nitrogen Fertilizer Segment

Major Scheduled Turnaround Activities

Coffeyville Fertilizer Facility -The next planned turnaround at the Coffeyville Fertilizer Facility is currently expected to occur in the summer of 2022. For the three months ended March 31, 2022, we incurred turnaround expense of less than $1 million related to the planning for this turnaround.

East Dubuque Fertilizer Facility - The next planned turnaround at the East Dubuque Fertilizer Facility is currently expected to occur in the summer of 2022. For the three months ended March 31, 2022, we incurred turnaround expense of approximately $1 million related to planning for this turnaround.

CVR Energy, Inc.
(all information in this release is unaudited)

Consolidated Statement of Operations Data

	Three Months Ended March 31,
(in millions, except per share data)	2022	2021
Net sales	$2,373	$1,463
Operating costs and expenses:
Cost of materials and other	1,887	1,369
Direct operating expenses (exclusive of depreciation and amortization)	160	136
Depreciation and amortization	65	63
Cost of sales	2,112	1,568
Selling, general and administrative expenses (exclusive of depreciation and amortization)	39	27
Depreciation and amortization	2	3
Operating income (loss)	220	(135)
Other (expense) income:
Interest expense, net	(24)	(31)
Investment income on marketable securities	—	62
Other (expense) income, net	(9)	7
Income (loss) before income tax expense	187	(97)
Income tax expense (benefit)	34	(42)
Net income (loss)	153	(55)
Less: Net income (loss) attributable to noncontrolling interest	59	(16)
Net income (loss) attributable to CVR Energy stockholders	$94	$(39)

Basic and diluted earnings (loss) per share	$0.93	$(0.39)

Adjusted earnings (loss) per share	$0.02	$(0.19)
EBITDA*	$278	$—
Adjusted EBITDA *	$155	$26

Weighted-average common shares outstanding - basic and diluted	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data

(in millions)	March 31, 2022	December 31, 2021
Cash and cash equivalents	$676	$510
Working capital	214	213
Total assets	4,345	3,906
Total debt and finance lease obligations, including current portion	1,595	1,660
Total liabilities	3,469	3,136
Total CVR stockholders’ equity	644	553

Selected Cash Flow Data

	Three Months Ended March 31,
(in millions)	2022	2021
Net cash provided by:
Operating activities	$322	$96
Investing activities	(41)	(54)
Financing activities	(115)	(2)
Net increase in cash and cash equivalents and restricted cash	$166	$40

Free cash flow*	$281	$61

* See “Non-GAAP Reconciliations” section below.

Selected Segment Data

	Three Months Ended March 31, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$2,154	$223	$2,373
Operating income	130	104	220
Net income	126	94	153
EBITDA*	167	123	278

Capital expenditures (1)
Maintenance capital expenditures	$18	$5	$23
Growth capital expenditures	1	—	27
Total capital expenditures	$19	$5	$50

	Three Months Ended March 31, 2021
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$1,404	$61	$1,463
Operating loss	(115)	(14)	(135)
Net loss	(110)	(25)	(55)
EBITDA*	(61)	5	—

Capital expenditures (1)
Maintenance capital expenditures	$10	$2	$12
Growth capital expenditures	—	1	56
Total capital expenditures	$10	$3	$68

* See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures and business combinations.

Selected Balance Sheet Data

	March 31, 2022			December 31, 2021
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$482	$137	$676	$305	$113	$510
Total assets	3,874	1,103	4,345	3,368	1,127	3,906
Total debt and finance lease obligations, including current portion (2)	53	546	1,595	54	611	1,660

(1)Corporate cash and cash equivalents consisted of $57 million and $92 million at March 31, 2022 and December 31, 2021, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $996 million and $995 million at March 31, 2022 and December 31, 2021, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended March 31,
(in millions)	2022	2021
Refining margin *	$16.75	$3.05
Refining margin adjusted for inventory valuation impacts *	9.24	(0.88)
Direct operating expenses *	5.57	5.89

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended March 31,
(in bpd)	2022	2021
Coffeyville
Regional crude	39,766	29,232
WTI	47,815	52,936
Midland WTI	2,602	—
Condensate	11,352	7,051
Heavy Canadian	6,761	—
DJ Basin	18,035	16,733
Other feedstocks and blendstocks	11,344	8,725
Wynnewood
Regional crude	43,403	55,159
WTL	344	3,535
Midland WTI	1,634	—
WTS	578	—
Condensate	10,285	9,540
Other feedstocks and blendstocks	3,425	3,182
Total throughput	197,344	186,093

Production Data by Refinery

	Three Months Ended March 31,
(in bpd)	2022	2021
Coffeyville
Gasoline	75,050	61,664
Distillate	54,665	46,542
Other liquid products	4,988	4,107
Solids	4,359	3,397
Wynnewood
Gasoline	29,366	37,456
Distillate	22,518	29,164
Other liquid products	5,134	2,947
Solids	20	22
Total production	196,100	185,299

Light product yield (as % of crude throughput) (1)	99.5%	100.4%
Liquid volume yield (as % of total throughput) (2)	97.2%	97.7%
Distillate yield (as % of crude throughput) (3)	42.3%	43.5%

(1)Total Gasoline and Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, and DJ Basin throughput.
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, and DJ Basin throughput.

Key Market Indicators

	Three Months Ended March 31,
	2022	2021
West Texas Intermediate (WTI) NYMEX	$95.01	$58.14
Crude Oil Differentials to WTI:
Brent	2.89	3.18
WCS (heavy sour)	(12.78)	(11.82)
Condensate	0.10	(0.22)
Midland Cushing	1.43	0.87
NYMEX Crack Spreads:
Gasoline	23.46	16.43
Heating Oil	33.88	15.26
NYMEX 2-1-1 Crack Spread	28.67	15.84
PADD II Group 3 Product Basis:
Gasoline	(7.16)	(1.22)
Ultra-Low Sulfur Diesel	(5.78)	2.20
PADD II Group 3 Product Crack Spread:
Gasoline	16.30	15.20
Ultra-Low Sulfur Diesel	28.10	17.46
PADD II Group 3 2-1-1	22.20	16.33

Nitrogen Fertilizer Segment:

Ammonia Utilization Rates (1)

	Three Months Ended March 31,
(percent of capacity utilization)	2022	2021
Consolidated	88%	88%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three months ended March 31, 2022 and 2021 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended March 31,
	2022	2021
Consolidated sales (thousand tons):
Ammonia	40	32
UAN	322	239

Consolidated product pricing at gate (dollars per ton):(1)
Ammonia	$1,055	$300
UAN	496	159

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	187	188
Ammonia (net available for sale) (2)	52	70
UAN	317	272

Feedstock:
Petroleum coke used in production (thousand tons)	108	128
Petroleum coke (dollars per ton)	$56.46	$42.91
Natural gas used in production (thousands of MMBtu) (3)	1,761	1,882
Natural gas used in production (dollars per MMBtu) (3)	$5.54	$3.10
Natural gas in cost of materials and other (thousands of MMBtus) (3)	1,528	940
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$5.62	$2.94

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended March 31,
	2022	2021
Ammonia — Southern Plains (dollars per ton)	$1,277	$437
Ammonia — Corn belt (dollars per ton)	1,376	497
UAN — Corn belt (dollars per ton)	615	256

Natural gas NYMEX (dollars per MMBtu)	$4.59	$2.72

Q2 2022 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the second quarter of 2022. See “Forward-Looking Statements” above.

	Q2 2022
	Low	High
Petroleum
Total throughput (bpd)	195,000	210,000
Direct operating expenses (in millions) (1)	$95	$100
Turnaround (2)	$5	$10

Renewables (3)
Total throughput (bpd)	3,500	4,500
Direct operating expenses (in millions) (1)	$2	$4

Nitrogen Fertilizer
Ammonia utilization rates (4)
Consolidated	92%	97%
Coffeyville Fertilizer Facility	95%	100%
East Dubuque Fertilizer Facility	88%	93%
Direct operating expenses (in millions) (1)	$55	$60

Capital Expenditures (in millions) (2)
Petroleum	$30	$40
Renewables (3)	17	22
Nitrogen Fertilizer	12	17
Other	—	3
Total capital expenditures	$59	$82

(1)Direct operating expenses are shown exclusive of depreciation and amortization and, for the Nitrogen Fertilizer segment, turnaround expenses and inventory valuation impacts.
(2)Turnaround and capital expenditures are disclosed on an accrual basis.
(3)Renewables reflects spending on the Wynnewood renewable diesel unit project. Upon completion and meeting of certain criteria under accounting rules, Renewables is expected to be a new reportable segment. As of March 31, 2022, Renewables does not the meet the definition of a reportable segment as defined under Accounting Standards Codification 280.
(4)Ammonia utilization rates exclude the impact of turnarounds.

Non-GAAP Reconciliations:

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in millions)	2022	2021
Net income (loss)	$153	$(55)
Interest expense, net	24	31
Income tax expense (benefit)	34	(42)
Depreciation and amortization	67	66
EBITDA	$278	$—
Adjustments:
Revaluation of RFS liability	19	111
Loss on marketable securities	—	(62)
Unrealized (gain) loss on derivatives	(6)	43
Inventory valuation impacts, favorable	(136)	(66)
Adjusted EBITDA	$155	$26

Reconciliation of Basic and Diluted Earnings (Loss) per Share to Adjusted Earnings (Loss) per Share

	Three Months Ended March 31,
	2022	2021
Basic and diluted earnings (loss) per share	$0.93	$(0.39)
Adjustments: (1)
Revaluation of RFS liability	0.14	0.82
Loss on marketable securities	—	(0.46)
Unrealized (gain) loss on derivatives	(0.05)	0.32
Inventory valuation impacts, favorable	(1.00)	(0.48)
Adjusted earnings (loss) per share	$0.02	$(0.19)

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

	Three Months Ended March 31,
(in millions)	2022	2021
Net cash provided by operating activities	$322	$96
Less:
Capital expenditures	(26)	(34)
Capitalized turnaround expenditures	(15)	(1)
Free cash flow	$281	$61

Reconciliation of Petroleum Segment Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in millions)	2022	2021
Petroleum net income (loss)	$126	$(110)
Interest income, net	(5)	(2)
Depreciation and amortization	46	51
Petroleum EBITDA	167	(61)
Adjustments:
Revaluation of RFS liability	19	111
Unrealized (gain) loss on derivatives	(5)	43
Inventory valuation impacts, favorable (1)	(133)	(66)
Petroleum Adjusted EBITDA	$48	$27

Reconciliation of Petroleum Segment Gross Profit (Loss) to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended March 31,
(in millions)	2022	2021
Net sales	$2,154	$1,404
Less:
Cost of materials and other	(1,857)	(1,353)
Direct operating expenses (exclusive of depreciation and amortization)	(99)	(99)
Depreciation and amortization	(46)	(51)
Gross profit (loss)	152	(99)
Add:
Direct operating expenses (exclusive of depreciation and amortization)	99	99
Depreciation and amortization	46	51
Refining margin	297	51
Inventory valuation impacts, favorable (1)	(133)	(66)
Refining margin adjusted for inventory valuation impacts	$164	$(15)

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.

Reconciliation of Petroleum Segment Total Throughput Barrels

	Three Months Ended March 31,
	2022	2021
Total throughput barrels per day	197,344	186,093
Days in the period	90	90
Total throughput barrels	17,760,998	16,748,383

Reconciliation of Petroleum Segment Refining Margin per Total Throughput Barrel

	Three Months Ended March 31,
(in millions, except for per throughput barrel data)	2022	2021
Refining margin	$297	$51
Divided by: total throughput barrels	18	17
Refining margin per total throughput barrel	$16.75	$3.05

Reconciliation of Petroleum Segment Refining Margin Adjusted for Inventory Valuation Impacts per Total Throughput Barrel

	Three Months Ended March 31,
(in millions, except for throughput barrel data)	2022	2021
Refining margin adjusted for inventory valuation impacts	$164	$(15)
Divided by: total throughput barrels	18	17
Refining margin adjusted for inventory valuation impacts per total throughput barrel	$9.24	$(0.88)

Reconciliation of Petroleum Segment Direct Operating Expenses per Total Throughput Barrel

	Three Months Ended March 31,
(in millions, except for throughput barrel data)	2022	2021
Direct operating expenses (exclusive of depreciation and amortization)	$99	$99
Divided by: total throughput barrels	18	17
Direct operating expenses per total throughput barrel	$5.57	$5.89

Reconciliation of Nitrogen Fertilizer Segment Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in millions)	2022	2021
Nitrogen fertilizer net income (loss)	$94	$(25)
Interest expense, net	10	16
Depreciation and amortization	19	14
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	$123	$5

Reconciliation of Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer

(in millions)	Twelve Months Ended March 31, 2022
Total debt and finance lease obligations (1)	$1,595
Less:
Nitrogen Fertilizer debt and finance lease obligations (1)	$546
Total debt and finance lease obligations exclusive of Nitrogen Fertilizer	1,049

EBITDA exclusive of Nitrogen Fertilizer	$408

Total debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer	2.57

Consolidated cash and cash equivalents	$676
Less:
Nitrogen Fertilizer cash and cash equivalents	137
Cash and cash equivalents exclusive of Nitrogen Fertilizer	539

Net debt and finance lease obligations exclusive of Nitrogen Fertilizer (2)	$510

Net debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer (2)	1.25

(1)Amounts are shown inclusive of the current portion of long-term debt and finance lease obligations.
(2)Net debt represents total debt and finance lease obligations exclusive of cash and cash equivalents.

					Twelve Months Ended March 31, 2022
(in millions)	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022
Consolidated
Net (loss) income	$(2)	$106	$25	$153	$282
Interest expense, net	38	23	24	24	109
Income tax (benefit) expense	(6)	47	(7)	34	68
Depreciation and amortization	72	67	74	67	280
EBITDA	$102	$243	$116	$278	$739

Nitrogen Fertilizer
Net income	$7	$35	$61	$94	197
Interest expense, net	23	11	11	10	55
Depreciation and amortization	21	18	21	19	79
EBITDA	$51	$64	$93	$123	$331

EBITDA exclusive of Nitrogen Fertilizer	$51	$179	$23	$155	$408